Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300	Louisville, Kentucky 40223	(502) 357.9000	(502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

FAIR MARKET RENTAL FOR VENTAS FACILITIES IS $239 MILLION

ACCORDING TO FINAL APPRAISERS

$33.1 Million Annual Rent Increase Represents Positive Outcome for Ventas Shareholders

Ventas Has 30 Days to Accept or Reject New Base Rental and

Annual Rent Escalation Percentage

LOUISVILLE, KY (October 6, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that the Final Appraisers have determined that the aggregate annual Fair Market Rental for the 225 properties Ventas leases to Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) is $239 million. This determination, made in connection with the Rent Reset process, represents an annualized increase of $33.1 million over the current annual base rent level under the four Master Leases (“Master Leases”) between the companies. The Final Appraisers have also specified that the market annual rent escalator is 2.7 percent under Master Leases 1, 3 and 4, and is based on the Consumer Price Index (CPI), with a floor of 2.25 percent and a ceiling of 4 percent, under Master Lease 2.

“The Final Appraisers’ determinations confirm that our existing contractual rents from Kindred are below Fair Market Rental,” Ventas Chairman, President and CEO Debra A. Cafaro said. “It is appropriate for Ventas shareholders to participate in the current strong healthcare and real estate market with an important increase in annual base rent on our 225 high quality facilities leased to Kindred.”

Ventas said that it intends to review carefully the content and methodology of the appraisal reports. Under the Master Leases, Ventas has 30 days to decide whether to accept the new Fair Market Rental and annual escalator, which option Ventas can exercise on a Master Lease-by-Master Lease basis. If Ventas accepts the new Fair Market Rental amount for one or more Master Leases, the new, increased base rental will be effective and payable retroactive to July 19, 2006 for those Master Leases. However, if Ventas decides not to opt into the new Fair Market Rental and escalation schedule for one or more Master Leases, the current annual base rent and 3.5 percent annual escalator will remain in effect for those Master Leases. In all cases, annual base rent is

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Fair Market Rental for Ventas Facilities is $239 Million

According to Final Appraisers

October 6, 2006

expected to increase on each May 1 during the term of the Master Leases. A Supplemental Schedule showing base rents and escalators by Master Lease is attached to this Press Release.

“Our rents will retain full Kindred corporate credit support and enjoy strong property level cash flow coverages,” Cafaro said. “We will also maintain all of the benefits of our pooled, multi-facility Master Leases that contain many landlord protections and benefits.”

If Ventas accepts the new Fair Market Rental schedule for any Master Lease, it will pay Kindred a pro rata portion of the $4.6 million aggregate reset fee. If incurred, the Company would expect to amortize that amount during the remaining base term of the Master Leases.

Ventas has also incurred approximately $7 million of additional costs in connection with the Rent Reset process, including appraisal expenses (for Ventas’s expert appraisers and the Final Appraisers), investment banking fees, litigation costs and legal fees. The Company expects to expense such additional costs in its third quarter 2006 results of operations.

The Company said it expects to update its 2006 Funds from Operations (FFO) guidance, introduce 2007 FFO guidance and provide information about its 2007 dividend as soon as it is practicable to do so.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at http://www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective

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Fair Market Rental for Ventas Facilities is $239 Million

According to Final Appraisers

October 6, 2006

obligations and liabilities, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; and (p) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers and to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Fair Market Rental for Ventas Facilities is $239 Million

According to Final Appraisers

October 6, 2006

Supplemental Schedule

Master Lease	Contract Rent[1,2] (May 1, 2006 – April 30, 2007) (in millions)	Appraiser Determined Rent[2] (July 19, 2006 – April 30, 2007) (in millions)	Contract Annual Rent Escalation	Appraiser Determined Annual Rent Escalation	Final Appraisal Firm
1	$87.2	$98.5	3.5%	2.7%	Cushman & Wakefield
2	45.0	55.8	3.5%	CPI [3]	Integra Realty Resources
3	35.6	41.9	3.5%	2.7%	Cushman & Wakefield
4	38.0	42.7	3.5%	2.7%	Cushman & Wakefield

	$205.9	$239.0

[1]	Includes $9.3 million in rent on 18 LTACHs currently scheduled to expire at the end of the base lease term for each respective property.
[2]	Numbers may not add due to rounding.
[3]	Floor of 2.25% and ceiling of 4%.

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